Exhibit 99.1

Iron Mountain Reports First Quarter 2011 Financial Results

  Q1 2011 revenues were $799 million driven by storage revenue internal growth of 3%; International storage revenue growth remained strong and North America showed improvement
  Adjusted OIBDA was $222 million supported by continued gross margin gains
  Adjusted EPS increased 24% to $0.26 compared to Q1 2010 benefitting from lower interest costs and fewer shares outstanding; Reported EPS was $0.37 per share
  Company raises FY 2011 revenue outlook to reflect Q1 performance and positive foreign currency impacts; Outlook does not include any impacts associated with the ongoing process to explore strategic alternatives for our digital business, including a potential sale, or potential financing events

BOSTON--(BUSINESS WIRE)--April 28, 2011--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported its financial results for the first quarter ended March 31, 2011. The Company reported revenue, Adjusted OIBDA, as defined below (see Appendix B) and Adjusted Earnings Per Share (see Appendix B) growth of 3%, 2% and 24%, respectively, compared to the first quarter of 2010. Revenue growth was supported by solid 3% storage revenue internal growth. Adjusted EPS was $0.26 per share as lower interest costs and fewer shares outstanding drove a 24% increase over the first quarter of 2010. Reported EPS for the quarter was $0.37 per share. The Company also raised its FY 2011 revenue outlook to reflect Q1 performance and positive foreign currency impacts and updated its Adjusted OIBDA outlook to reflect advisory fees and other costs associated with the recent proxy contest.

“We are off to a good start to the year, posting solid storage revenue growth while continuing to drive operational efficiencies and strong profitability in our business. We remain on track to meet our goals for 2011,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “As we recently announced, we are moving forward with our comprehensive strategic plan to drive higher returns on invested capital and increase our stockholder payouts, returning approximately $2.2 billion to stockholders through 2013. By sustaining our leadership in North America, further optimizing our international portfolio and exploring strategic alternatives for our digital business, we are confident we can enhance value for our stockholders.”

Key Financial Highlights – Q1/2011

Iron Mountain reported total consolidated revenues of $799 million for the first quarter, a 3% increase over the prior year period. Storage revenue internal growth increased to 3% in the quarter driven by continued strong performance in the International Physical segment and higher growth in the North America business. Global records management net volumes increased approximately 2% in the quarter over prior year levels driven by higher new sales and lower destruction rates compared to the first quarter of 2010. Core service revenue internal growth was (1)% as a result of continued softness in core service activity levels and fewer destructions. Total core revenue internal growth was 2% in the quarter. Complementary service revenue internal growth was (5)% in the quarter as strong hybrid revenue growth was more than offset by lower special project sales and eDiscovery revenues.

The Company reported gross profits (excluding depreciation and amortization) of $467 million with its gross profit margin improving from 58.1% in the first quarter of 2010 to 58.5% in the first quarter of 2011. These gains were supported by higher storage gross margins, particularly in the International and Worldwide Digital segments. These gains more than offset lower service gross margins resulting from higher transportation costs in North America and impacts from lower service gross margins in the digital business.

Adjusted operating income before depreciation, amortization and goodwill impairment (Adjusted OIBDA) for the quarter was $222 million, up 2% compared to the first quarter of 2010. Included in Adjusted OIBDA for the quarter was $4 million of advisory fees and other costs related to our recent proxy contest. These costs reduced year-over-year Adjusted OIBDA growth by 2%. Selling, general and administrative costs in the first quarter were up 5% compared to the prior year period driven by planned increases in sales expense, productivity investments in our International business and costs related to our recent proxy contest. Operating income for the first quarter of 2011 was $132 million compared to $133 million for the first quarter of 2010. Included in operating income in 2011 is $1 million of losses on asset dispositions compared to $1 million of gains on asset dispositions in 2010.

Net income attributable to Iron Mountain Incorporated was $73 million for the quarter, or $0.37 per diluted share, compared to $26 million, or $0.12 per diluted share, for the first quarter of 2010. The increase in reported earnings was driven primarily by Other Income, net of $9 million in 2011 compared to Other Expense, net of $9 million in 2010, and lower interest expense due to the completion of the redemption of $431 million of the Company’s 7-3/4% senior subordinated notes due 2015 during the fourth quarter of 2010 and the first quarter of 2011.

The structural tax rate for the first quarter was 38%. Including the impact of discrete tax items, primarily related to foreign currency exchange rate changes, the effective tax rate for the quarter was 17%. Adjusted EPS for the quarter was $0.26 per diluted share, an increase of 24% compared to the same prior year period.

Capital expenditures, excluding real estate, totaled $38 million, or 4.8% of revenues, in the first quarter of 2011. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and reductions due to moderated growth rates.

The Company’s FCF (See Appendix B) for the quarter ended March 31, 2011 was $58 million, a 7% increase compared to $54 million for the quarter ended March 31, 2010. Higher pre-tax income and lower capital expenditures in 2011 compared to the same prior year period drove the increase in FCF. As of March 31, 2011, the Company had approximately $760 million of liquidity, including cash of $190 million and availability under its revolving credit facility of $571 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.0 times at March 31, 2011. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility. In January 2011, the Company used cash on hand and borrowings under its revolving credit facility to redeem the remaining $231 million of its 7-3/4% senior subordinated notes due 2015. This transaction will save the Company approximately $17 million in interest expense in 2011.

Dividends and Share Repurchases

On March 15, 2011, Iron Mountain announced that its board of directors declared a quarterly dividend of $0.1875 per share for shareholders of record as of March 25, 2011, which was paid on April 15, 2011. During the first quarter of 2011, the Company repurchased 0.4 million shares of its common stock for a total aggregate purchase price of approximately $11 million under its existing share repurchase program. As of March 31, 2011, the Company had repurchased an aggregate of 5.1 million shares for a total cost of approximately $122 million. As of March 31, 2011, there was approximately $228 million remaining under the existing authorization for future share repurchases. On April 19, 2011, the Company announced that its Board of Directors has committed to stockholder payouts of approximately $2.2 billion through 2013, with approximately $1.2 billion of capital returned to stockholders within the next 12 months through a combination of share buybacks, ongoing quarterly dividends and potential one-time dividends.

Financial Performance Outlook

The Company is providing updated FY 2011 guidance subject to the following:

  The current outlook does not reflect the potential sale of any portion of the Company’s digital business, or any other strategic alternative, as contemplated in the recently announced comprehensive strategic plan
  The current outlook also does not include any impacts from business or revenue risk, transition costs or other costs associated with the ongoing process to explore strategic alternatives for our digital business, including a potential sale
  The current outlook does not include any costs or increased interest expense associated with potential future financing events that may be contemplated in the recently announced comprehensive strategic plan

The Company is increasing its FY 2011 revenue outlook to reflect its first quarter performance and current foreign currency exchange rates. Further, we are updating our projections for Adjusted OIBDA to reflect the new revenue outlook and the estimated advisory fees in connection with the proxy contest, estimated costs for the upcoming REIT analysis and other related expenses. We estimate that these costs will amount to approximately $15 million in 2011 and reduce reported Adjusted OIBDA growth for the year by approximately 2%. Our current outlook is for reported revenue growth in 2011 to be in the 3% to 5% range for the full year supported by internal growth in the range of 0% to 2%. Our outlook is for Adjusted OIBDA growth in 2011 to be in the (1)% to 2% range, on a reported basis. This outlook assumes a return to normal incentive compensation levels in 2011, following lower than normal payouts in 2010. Adjusted EPS will benefit from lower interest expense and reduced shares outstanding as a result of our share repurchase activity. Based on the items discussed above, the Company now expects Adjusted EPS to be in the range of $1.16 to $1.24 per diluted share, yielding 1% to 8% growth compared to 2010. The Company expects capital expenditures for the year to be approximately $235 million. Our 2011 outlook remains for FCF to be in the range of $375 million to $410 million. The calculation of Adjusted EPS assumes a 39% structural tax rate and 201 million shares outstanding.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions, divestitures or any of the items described above (dollars in millions):

	Year Ending December 31, 2011			% Growth vs. 2010
	Low		High	As Reported
Revenues	$3,220		$3,285	3% - 5%
Adjusted OIBDA	$938		$966	(1)% - 2%
Adjusted EPS	$1.16		$1.24	1% - 8%
FCF	$375		$410	1% - 10%
Capital Expenditures		~235

Included in the outlook above is approximately $190 million of revenues, $20-$25 million of Adjusted OIBDA and $15 million of capital expenditures related to the digital service lines for which we are exploring strategic alternatives.

Iron Mountain’s conference call to discuss its first quarter 2011 financial results and full year 2011 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2011 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our expected continued productivity improvements, international expansion, the exploration of strategic alternatives for our digital business and intent and ability to repurchase shares and pay dividends. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which the Company fails to protect its customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) the cost or potential liabilities associated with real estate necessary for the Company’s business; (vi) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (vii) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (viii) in the various digital businesses in which the Company is engaged, the Company’s ability to keep up with rapid technological changes, evolving industry expectations and changing customer requirements or competition for customers; (ix) the successful completion of our strategic alternative review process for the digital business; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xii) the impact of alternative, more attractive investments on dividends or stock repurchases; (xiii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting the Company’s financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)	Q1/2010		Q1/2011		Inc (Dec)
Revenues	$ 777		$799		3%

Gross Profit (excluding D&A)	$ 451		$467		4%
Gross Margin %	58.1%		58.5%

Adjusted OIBDA	$ 217		$222		2%
Adjusted OIBDA Margin %	28.0%		27.7%

Operating Income	$ 133		$132		(1)%
Interest Expense, net	$ 57		$50		(11)%

Provision for income taxes	$ 41		$16		(62)%
Effective tax rate	61.6%		17.3%

Net Income Attributable to Iron Mountain	$ 26		$73		187%
EPS – Diluted	$0.12		$0.37
Adjusted EPS – Diluted	$0.21		$0.26		24%

Major Components of Other Income (Expense), net:
Foreign Currency Exchange Gains (Losses)		$(5)		$3
Change in Iron Mountain Europe Fiscal Year End		$(4)		$--
Gain on Poland acquisition		$--		$5

Components of Revenue Growth:	Q1/2011
Storage internal growth rate	3%
Core service internal growth rate	(1)%
Core revenue internal growth rate	2%
Complementary service internal growth rate	(5)%
Total internal growth rate	1%
Impact of acquisitions/divestitures	1%
Impact of foreign currency fluctuations	1%
Total revenue growth	3%
Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency rate fluctuations, acquisitions and divestitures.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

Constant Currency Growth Rates	Three Months Ended March 31, 2011
	As Reported	Constant Currency
Revenues	3%	2%
Adjusted OIBDA	2%	1%
Depreciation and Amortization	4%	3%
Operating Income	(1)%	(2)%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness. As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal/writedown of property, plant and equipment, net; (b) goodwill impairment charges; (c) other (income) expense, net; (d) tax impact of reconciling items and discrete tax items; and (e) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and net income attributable to Iron Mountain (in millions):

	Three Months Ended March 31,
	2010	2011
Adjusted OIBDA	$217	$222
Less: (Gain)Loss on disposal/writedown of PP&E, net	(1)	1
Depreciation and Amortization	86	89
Operating Income	$133	$132
Less: Interest Expense, net	57	50
Other (Income) Expense, net	9	(9)
Provision for Income Taxes	41	16
Noncontrolling Interests	--	1
Net Income Attributable to Iron Mountain Incorporated	$26	$73
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

	Three Months Ended March 31,
	2010	2011
Free Cash Flows Before Acquisitions and Discretionary Investments	$54	$58
Add: Capital Expenditures (excluding real estate), net	75	58
Additions to Customer Acquisition Costs	2	3
Cash Flows From Operating Activities	$131	$119
Columns may not foot due to rounding.

Adjusted EPS – Fully Diluted reconciled to Reported EPS – Fully Diluted:

	Three Months Ended March 31,
	2010	2011
Adjusted EPS – FD	$0.21	$0.26
Less: (Gain) Loss on disposal/writedown of PP&E, net	(0.01)	0.00
Other (Income) Expense, net	0.04	(0.04)
Tax impact of reconciling items and discrete tax items	0.06	(0.08)
Noncontrolling Interests	0.00	0.01
Reported EPS – FD	$0.12	$0.37

Weighted average common shares outstanding – Diluted (000s)	204,705	201,251
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended March 31,
	2010	2011
REVENUES:
Storage	$428,182	$450,149
Service	348,324	348,805

Total Revenues	776,506	798,954

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	325,232	331,786
Selling, General and Administrative	233,852	245,599
Depreciation and Amortization	85,784	89,153
(Gain) Loss on Disposal / Writedown of Property, Plant and Equipment, Net	(1,053)	723

Total Operating Expenses	643,815	667,261

OPERATING INCOME	132,691	131,693

INTEREST EXPENSE, NET	56,562	50,391
OTHER EXPENSE (INCOME), NET	8,819	(8,885)

Income Before Provision for Income Taxes	67,310	90,187

PROVISION FOR INCOME TAXES	41,471	15,568
NET INCOME	25,839	74,619
Less: Net Income Attributable to the Noncontrolling Interests	273	1,159

NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED	$25,566	$73,460
EARNINGS PER SHARE – BASIC AND DILUTED:
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.13	$0.37
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.12	$0.37

DIVIDENDS DECLARED PER COMMON SHARE	$0.0625	$0.1875
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	203,581	200,228
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	204,705	201,251

Adjusted Operating Income before Depreciation and Amortization	$217,422	$221,569

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2010	March 31, 2011
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$258,693	$189,817
Restricted Cash	35,105	35,107
Accounts Receivable (less allowances of $25,874 and $27,074, respectively)	575,827	610,149
Other Current Assets	185,553	183,529
Total Current Assets	1,055,178	1,018,602

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,363,229	4,447,432
Less: Accumulated Depreciation	(1,844,117)	(1,920,768)
Property, Plant and Equipment, net	2,519,112	2,526,664

OTHER ASSETS:
Goodwill, net	2,323,964	2,379,264
Other Non-current Assets, net	497,545	545,572
Total Other Assets	2,821,509	2,924,836

Total Assets	$6,395,799	$6,470,102

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$96,990	$44,799
Other Current Liabilities	757,944	763,148
Total Current Liabilities	854,934	807,947

LONG-TERM DEBT, NET OF CURRENT PORTION	2,912,465	2,960,880
OTHER LONG-TERM LIABILITIES	665,138	673,289

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,955,845	2,019,483
NONCONTROLLING INTERESTS	7,417	8,503

TOTAL EQUITY	1,963,262	2,027,986

Total Liabilities and Equity	$6,395,799	$6,470,102

CONTACT:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com